Exhibit 10.14

AGREEMENT

WHEREAS Dr. Edward M. Scolnick (“Dr. Scolnick”) has expressed an interest in relinquishing his executive duties and devoting himself full time to research activities, while remaining employed by Merck & Co., Inc. (“Merck” or “the Company”), and

WHEREAS Merck wishes to continue to support and benefit from Dr. Scolnick’s outstanding research ability, insights and knowledge;

IT IS HEREBY AGREED as follows:

1.  Change in Title and Job Responsibilities.    Effective upon the close of business on December 31, 2002, Dr. Scolnick will voluntarily relinquish his positions, titles and responsibilities (a) as Merck’s Executive Vice President, Science and Technology, (b) as President, Merck Research Laboratories (“MRL”), (c) as a member of Merck’s Management Committee, (d) as a member of MRL’s Research Management Committee, (e) as a member of the board of directors of Merck and of any subsidiary or unit of Merck, and (f) as a member of any other Merck committee on which he is currently serving; and in consideration therefor Merck will appoint Dr. Scolnick as President Emeritus, MRL, effective January 1, 2003. In that capacity, Dr. Scolnick will report to Merck’s Chief Executive Officer and will be responsible for engaging in scientific research in a field of his choice, subject to the approval of the President, MRL.

2.  West Point Laboratory.    To enable Dr. Scolnick to engage in scientific research as President Emeritus, MRL, Merck will (a) assign to him a laboratory appropriate for such research at Merck’s facility in West Point, Pennsylvania, (b) allot to him an annual budget to be determined by the President, MRL, which shall not be less than $1.25 million, for supplies, equipment, other materials, and scientific staff needed for the laboratory, and (c) assign to him a full time administrative assistant. Dr. Scolnick will be responsible for administering the budget and supervising the staff. Beginning no later than December 2003 and continuing for as long as a laboratory is made available to him under this paragraph, Dr. Scolnick will submit to Merck’s Board of Directors an annual progress report describing the activities and results of the laboratory assigned to him by Merck.

3.  Compensation.    Commencing on January 1, 2003, Dr. Scolnick’s base salary will be $50,000 per month subject to appropriate payroll and tax withholding and deductions, and he will continue to be eligible to participate in the various employee benefit plans that cover Merck’s salaried exempt employees; however, he will not be eligible for an AIP or EIP bonus or for annual stock option grants, except that, subject to the approval of the Compensation and Benefits Committee of Merck’s Board of Directors, Dr. Scolnick will be eligible to receive an EIP bonus payable in 2003 for his performance in 2002. In addition, while Dr. Scolnick remains an employee of Merck, Merck will allow him the reasonable use of Merck corporate aircraft (if otherwise available) to attend conferences and external board meetings.

4.  Terms and Conditions of Employment.    As a Merck employee, Dr. Scolnick is an employee at will. He will continue to abide and be bound by the “Conditions of Employment” agreement that he signed in 1982, a copy of which is annexed hereto and incorporated herein as Attachment “A,” including but not limited to Dr. Scolnick’s promises (a) that he will not without authorization disclose confidential information, knowledge, data or property relating or belonging to Merck, (b) that he will not engage in any activity that conflicts with or impairs his obligations as a Merck employee, (c) that all inventions, discoveries and technical or business innovations developed or conceived by him solely or jointly with others during the period of his employment (i) that are along the lines of the activities, operations, work or investigations to which his employment relates or as to which he may receive information due to his employment, or (ii) that result from or are suggested by any work that he may do for Merck, shall be the property of Merck, and (d) that he will endeavor to assist the Company in obtaining, protecting, and enforcing property and ownership rights and patents in such inventions, discoveries and innovations.

5.  Retirement.

(a)  Notwithstanding anything to the contrary in the Retirement Plan for the Salaried Employees of Merck & Co., Inc. (the “Qualified Plan”) and the Merck & Co., Inc. Supplemental Retirement Plan (the “SRP;” together with the Qualified Plan, the “Retirement Plans”), Dr. Scolnick’s “Final Average Compensation” as such term is used in the Retirement Plans shall not be less than it would have been if his employment had terminated on December 31, 2002; provided, however, that to the extent use of this Final Average Compensation causes an increase in benefits to be payable in the aggregate from the Retirement Plans, all of such increase shall be payable only from the SRP.

(b)  Upon his termination of employment, Dr. Scolnick will be entitled to be treated as a “retiree” under all of Merck’s welfare, pension, savings and stock option plans and deferral program according to the terms of such plans in effect from time to time (except as otherwise specifically provided by this Agreement), provided that he has submitted all appropriate paperwork as required by the Company as part of the retirement process.

6.  Termination of Employment.    In the event that Merck terminates Dr. Scolnick’s employment for a reason other than cause, and provided that Dr. Scolnick executes both a release/waiver of claims and a noncompete/nonsolicitation agreement in a form satisfactory to Merck, and further provided that Dr. Scolnick has not violated the “Conditions of Employment” agreement annexed hereto as Attachment “A,” if such termination of employment occurs before Dr. Scolnick’s 70th birthday, then Merck shall give a one-time grant of $2,000,000 to an academic institution designated by Dr. Scolnick, for the sole purpose of enabling him to set up and maintain a research laboratory as an employee of that institution. The academic institution must be so designated by Dr. Scolnick within one year of such termination of his employment. In the event such termination is before Dr. Scolnick’s 64th birthday, Merck shall also take whatever steps may be necessary to ensure that Dr. Scolnick’s “Years of Credited Service,” within the meaning of the Retirement Plans, shall be not less than 35. To the extent use of this Credited Service causes an increase in benefits to be payable in the aggregate from the Retirement Plans, all of such increase shall be payable only from the SRP. For purposes of this paragraph only, a termination of Dr. Scolnick’s employment “for a reason other than cause” shall also be deemed to occur upon Dr. Scolnick’s resignation or retirement within 60 days after Merck either (i) advises Dr. Scolnick that it will no longer support research by Dr. Scolnick in the laboratory assigned under this Agreement or (ii) reduces the annual funding for such laboratory below $1.25 million.

7.  Effective Date.    This Agreement will become effective upon execution by both parties, subject to approval by Merck’s Board of Directors.

8.  Applicable Law.    The parties acknowledge that Dr. Scolnick’s employment relationship with Merck was formed under the laws of the State of New Jersey and the United States and that any question as to the scope, interpretation and effect of this Agreement will be resolved under the substantive and procedural laws of the State of New Jersey.

9.  Complete Agreement.    This Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations or discussions relating to the subject matter of this Agreement. No other agreement shall be binding upon Merck or upon Dr. Scolnick, including, without limitation, any agreement made hereafter, unless in a single, integrated writing titled “Agreement” and signed by Merck and by Dr. Scolnick.

MERCK & CO., INC.

/S/ EDWARD M. SCOLNICK, MD	/S/ RAYMOND V. GILMARTIN
EDWARD M. SCOLNICK, MD	by:	Raymond V. Gilmartin

Dated: December 20, 2002	Dated: January 3, 2003

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